Exhibit 10.46

[*] indicates that a confidential portion of the text of this agreement has been omitted.

                                LICENSE AGREEMENT

     This License Agreement (this "Agreement"), effective as of December 22, 2002 (the "Effective Date"), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (with its Affiliates, "XOMA"), and Cambridge Antibody Technology Limited (with its Affiliates, "CAT"), an English company having a principal place of business at Milstein Building, Granta Park, Cambridge, CB1 6GH, England.

                                   BACKGROUND

     A. XOMA is the owner or exclusive licensee of certain patent rights;

     B. CAT wishes to acquire non-exclusive licenses under such patent rights on the terms and conditions set forth below; and

     C. XOMA is willing to grant CAT non-exclusive licenses on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     In this Agreement, the following terms shall have the meanings set forth in this Article.

     1.1 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Agreement, "control" (including, with correlative meanings, the terms "controlled" and "controlling") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

     1.2 "Antibody" means, for purposes of Sections 1.5, 1.6, 1.20 and 1.27 only, a molecule or a gene encoding such a molecule comprising or containing more than one immunoglobulin variable domain or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.


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                                      -2-


     1.3 "Antibody Phage Display" means the authorized use of Licensed Antibody Phage Display Materials to conduct Research and Development.

     1.4 "CAT Collaborator" means any person or entity who is an authorized end-user or intended recipient of Licensed Antibody Phage Display Materials (including a CAT Library), Licensed Immunoglobulins or Licensed Immunoglobulin Information transferred from CAT and/or a person or entity on whose behalf CAT knowingly engages in Antibody Phage Display; provided, however, that except for the entities identified on Schedule 1.4 such person or entity shall not be deemed to be a CAT Collaborator unless and until the requirements of Section 2.4 are complied with. An initial list of CAT Collaborators with whom CAT has an agreement in full force and effect as of the Effective Date is identified on
Schedule 1.4; provided, that such entities are in compliance with all of the provisions of this Agreement applicable to CAT Collaborators or will be within a reasonable time after the Effective Date. No person or entity shall be deemed to be a CAT Collaborator if such person or entity is engaged in a Commercial Antibody Phage Display Business unless, pursuant to a written agreement (other than this Agreement), executed after the Effective Date, XOMA has granted to such person or entity a valid license or covenant not to sue under the XOMA Patent Rights which explicitly extends to the activities identified in this third sentence of Section 1.4; provided, that a CAT Collaborator listed in column (a) of Schedule 1.4 shall retain its status as such, notwithstanding that it may after the Effective Date engage in a Commercial Antibody Phage Display Business, but in all cases only with respect to activities of such CAT Collaborator that are carried out pursuant to and in accordance with its arrangement with CAT and the applicable terms of this Agreement using Licensed Antibody Phage Display Materials and/or Licensed Immunoglobulins provided by CAT. XOMA shall provide CAT prompt written notice of those written agreements or covenants not to sue which satisfy the requirements of the prior sentence. No person or entity may claim the status of CAT Collaborator with respect to any acts or activities which are unrelated to the use of Licensed Antibody Phage Display Materials, Licensed Immunoglobulins and/or Licensed Immunoglobulin Information provided by CAT.

     1.5 "CAT Library" means the collection of bacteriophages each of which displays an Antibody or a collection of host cells containing such collection of bacteriophages controlled by CAT as of the Effective Date and all updates, additions and improvements to such collection of bacteriophages or collection of host cells containing such collection of bacteriophages.

     1.6 "CAT Library Antibody" means any Antibody to a Target identified, generated or derived by XOMA or a Third Party from its use of the CAT Library during the term of this Agreement.


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     1.7 "Change in Control" means, with respect to a particular entity, any transaction or series of transactions as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity's equity securities or otherwise gains control of such entity.

     1.8 "Commercial Antibody Phage Display Business" means, with respect to antibody phage display services, antibody phage display libraries, products for use in antibody phage display or the bacterial expression of antibodies, and antibody phage display materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such services, libraries, products and materials.

     1.9 "Confidential Information" means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this Agreement, which is (i) disclosed in tangible form hereunder and is designated thereon as "Confidential" at the time it is delivered to the receiving party, or
(ii) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential or proprietary information is confirmed in writing within thirty (30) days by the disclosing party.

     1.10 "Diagnostic Product" means a Product used solely to diagnose any disease or condition in any animal, including a human.

     1.11 "Dispose" means to transfer, assign, lease, or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell. "Disposition" shall have the correlative meaning.

     1.12 "Immunoglobulin" means any molecule, including without limitation full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and scFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it interacts with an antigen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region including, by way of example and without limitation, any naturally occurring, synthetic, or recombinant form of such a molecule; provided, however, that "Immunoglobulin" shall not include a molecule or gene encoding such a molecule which comprises solely a single variable domain (heavy or light).

     1.13 "Insolvency Event" means any one of the following:

     (a) a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up CAT, or such a resolution shall have been passed other than (i) a resolution for the solvent reconstruction or reorganization of CAT, or (ii) for the purpose of inclusion of any part of the share capital of CAT in the Official List of the London Stock Exchange or in the list of the New York


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                                      -4-


          Stock Exchange, American Stock Exchange or quotation of the same on the Nasdaq Stock Market in relation to an initial public offering; or

     (b) a resolution shall have been passed by CAT's directors to seek a winding up or administration order, or a petition for a winding up or administration order shall have been presented against CAT, or such an order shall have been made; or

     (c) a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of CAT or over a substantial part of its assets or any Third Party takes steps to appoint such an officer in respect of CAT or an encumbrancer takes steps to enforce or enforces its security; or

     (d) a proposal for a voluntary arrangement shall have been made in relation to CAT under Part I Insolvency Act 1986 (UK); or

     (e) a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above; or

     (f) CAT proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of CAT's creditors or makes or suspends or threatens to suspend making payments to all or some of CAT's creditors or CAT submits to any type of voluntary arrangement; or

     (g)  CAT is deemed to be unable to pay its debts within the meaning of
          Section 123 Insolvency Act 1986 (UK).

     1.14 "Library License" means that certain Antibody Library License Agreement dated December 22, 2002 by and between CAT and XOMA Technology Ltd.

     1.15 "Licensed Antibody Phage Display Materials" means (i) any collection or library of polynucleotide sequences (including without limitation a CAT Library), created by CAT and under the exclusive control of CAT, which encodes at least one Immunoglobulin and which is contained in filamentous bacteriophage and/or bacteriophage or phagemid cloning vectors capable of propagation in bacteria; or (ii) any collection or library of bacteriophage (including without limitation a CAT Library), created by or under the exclusive control of CAT, wherein an Immunoglobulin is expressed as a fusion protein comprising an Immunoglobulin and an outer surface polypeptide of a bacteriophage. For the avoidance of doubt, and without expanding the definition thereof, specifically excluded from the definition of Licensed Antibody Phage Display Materials are
(x) any article of manufacture or composition of


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                                      -5-


matter suitable for display, expression or secretion of an Immunoglobulin in or from any organism or system other than bacteria and (y) any materials or composition of matter otherwise meeting the definition of Licensed Antibody Phage Display Materials but created by or under the control of any entity, other than CAT, engaged in a Commercial Antibody Phage Display Business; provided that, notwithstanding the foregoing, any materials or composition of matter otherwise meeting the definition of Licensed Antibody Phage Display Materials but created by or under the exclusive control of a CAT Collaborator shall constitute Licensed Antibody Phage Display Materials, but only to the extent derived by such CAT Collaborator exclusively from Licensed Antibody Phage Display Materials created by or under the exclusive control of CAT and properly transferred by CAT to such CAT Collaborator in accordance with the applicable provisions of this Agreement and, with respect to such transfers after the Effective Date, such CAT Collaborator acknowledges that the transfer restrictions and other provisions hereof apply thereto. "Licensed Antibody Phage Display Materials" shall not include any such article of manufacture or composition of matter infringing or arising out of the infringement of any Valid Claim of any patent or patent application under the control of CAT and which is excluded from the scope of any license grant made to XOMA Technology Ltd. pursuant to the Library License solely by virtue of Clause 1.1.10.3, 1.1.13(ii) or 7.9 thereof, which are set forth on Schedule 1.15.

     1.16 "Licensed Immunoglobulin" means any Immunoglobulin discovered, isolated or characterized by CAT or a CAT Collaborator through the use of Licensed Antibody Phage Display Materials. "Licensed Immunoglobulin" shall not include any such Immunoglobulin infringing or arising out of the infringement of any Valid Claim of any patent or patent application under the control of CAT and which is excluded from the scope of any license grant made to XOMA Technology Ltd. pursuant to the Library License solely by virtue of Clause 1.1.10.3, 1.1.13(ii) or 7.9 thereof, which are set forth on Schedule 1.15.

     1.17 "Licensed Immunoglobulin Information" means any data, know-how or other information relating, concerning or pertaining to a Licensed Immunoglobulin, including, without limitation, data, know-how or other information characterizing or constituting such Licensed Immunoglobulin's polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical property. "Licensed Immunoglobulin Information" shall not include any such data, know-how or other information infringing or arising out of the infringement of any Valid Claim of any patent or patent application under the control of CAT and which is excluded from the scope of any license grant made to XOMA Technology Ltd. pursuant to the Library License solely by virtue of Clause 1.1.10.3, 1.1.13(ii) or 7.9 thereof, which are set forth on Schedule 1.15.

     1.18 "Major Market" means the United States of America, the United Kingdom, Germany, France, Italy, Spain or Japan.


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     1.19 "Marketing Authorization" means any approval (including all applicable pricing and governmental reimbursement approvals) required from the relevant regulatory or other competent authority to market or sell a Product in any country.

     1.20 "Microarray" means an Antibody based assay containing two (2) or more CAT Library Antibodies of different analyte specificities for the purpose of detecting and/or measuring two (2) or more different analyte molecules in the same assay.

     1.21 "MRC" means the Medical Research Council.

     1.22 "Net Sales" means the gross invoice price of Product sold, whether directly or through a Third Party, by CAT or any joint venture in which CAT is a participant, to the first independent Third Party after deducting, if not previously deducted, from the amount invoiced or received: (a) trade and quantity discounts; (b) returns, rebates and allowances; (c) chargebacks and other amounts paid on sale or dispensing of Product; (d) retroactive price reductions that are actually allowed or granted; (e) sales commissions paid to distributors and/or selling agents; (f) transportation and insurance charges; and (g) taxes, tariffs, customs and surcharges and other governmental charges incurred in connection with the sale, export or import of Product, all determined in accordance with U.S. generally accepted accounting principles. The deductions set out in (a) to (g) above shall not exceed ten percent (10%) of the gross amount invoiced by or on behalf of CAT, or any joint venture or similar entity or arrangement in which CAT is a participant, to Third Parties. Net Sales shall not include the gross invoice price of Products sold by a CAT Collaborator other than when sold directly or indirectly for CAT. Without limiting the prior sentence, Net Sales shall include the gross invoice price of any Product as to which at any time CAT had or retains decision-making authority over the initiation of clinical trials and/or commercialization of such Product.

     1.23 "Phase III Clinical Trial" means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a Marketing Authorization application that would satisfy the requirements of U.S. 21 CFR 312.21(c) or its non-U.S. equivalent.

     1.24 "Product" means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic or product, which (a) contains a Licensed Immunoglobulin; or (b) was discovered or created by or arose directly out of use of Licensed Antibody Phage Display Materials or the conduct of Antibody Phage Display by CAT or a CAT Collaborator; or (c) is sold by or on behalf of CAT or a CAT Collaborator under conditions which, if unlicensed, would constitute infringement of one or more Valid Claims within the XOMA Patent Rights. For the avoidance of doubt, any composition of matter or article of manufacture arising out of CAT's practice of cell-free ribosome display or yeast display is not included in the definition of Product but only to the extent such practice or the development or manufacture of such composition of matter or article of manufacture does


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not include the use of any Licensed Antibody Phage Display Materials or the
infringement of any Valid Claim of any XOMA Patent Rights.

     1.25 "Research and Development" means the identification, selection, isolation, purification, characterization, study and/or testing of an Immunoglobulin for any purpose, including, without limitation, the discovery and development of human therapeutics or diagnostics. Included within the definition of "Research and Development" shall be all in vitro or in vivo screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval. "Research and Development" shall not include commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

     1.26 "Research Quantities" means only those quantities of an Immunoglobulin reasonably required for Research and Development purposes.

     1.27 "Target" means (i) DNA and all post-transcriptional material encoded by such DNA, including all naturally occurring or disease-associated truncations, mutations, variants, fragments and post-transcriptional modifications thereof (including but not limited to splice variants) and all material encoded by such post-transcriptional material including but not limited to proteins; (ii) the DNA encoding a polypeptide or protein, as identified by a sequence of amino acids, and all post-translational variants thereof including but not limited to glycosylation and phosphorylation modifications. For the avoidance of doubt for the purposes of this Agreement, an Antibody is not a Target.

     1.28 "Third Party" means any person or entity other than CAT or XOMA.

     1.29 "Valid Claim" means a claim of an issued and unexpired patent included within the XOMA Patent Rights or, in the case of Sections 1.15, 1.16 and 1.17, under the control of CAT, in each case that has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal has been or may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

     1.30 "XOMA Patent Right(s)" means the patent applications and patents listed on Schedule 1.30 hereto and all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any other patent rights owned by XOMA which XOMA has the right to license or sublicense and which would be infringed by the activities of CAT contemplated hereunder but for this Agreement. XOMA Patent Rights shall also include (i) any improvements of the foregoing that are owned or controlled by XOMA and (ii) any patents or patent applications owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily in-


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fringed by the practicing of a claim in one of the foregoing applications). For the avoidance of doubt and consistent with the interpretation of the foregoing definition that such patents are not included therein, the following patents are excluded from the definition of XOMA Patent Rights: US Patent No. 5,576,195, US Patent No. 5,846,818, and US Patent No. 6,120,787.


                                    ARTICLE 2

                               XOMA LICENSE TO CAT

     2.1 Grants. Subject to the other terms and conditions of this Agreement, XOMA hereby grants to CAT a worldwide, non-exclusive, non-transferable license (unless transferred under Section 8.2), solely on its own behalf and on behalf of any CAT Collaborator, without any right to sublicense, under the XOMA Patent Rights to:

     (a)  Make or have made Licensed Antibody Phage Display Materials;

     (b) Solely for Research and Development purposes, conduct Antibody Phage Display;

     (c)  Make or have made Research Quantities of a Licensed Immunoglobulin;

     (d) Transfer Antibody Phage Display Materials, Research Quantities of a Licensed Immunoglobulin or Licensed Immunoglobulin Information to a CAT Collaborator; and

     (e)  Use, sell, offer to sell, import and export Licensed Immunoglobulins.

     2.2 Covenant Not To Sue. XOMA covenants that it shall not initiate any action asserting a claim of infringement under the XOMA Patent Rights against CAT or any CAT Collaborator solely to the extent reasonably necessary to permit the authorized use of Licensed Antibody Phage Display Materials, Licensed Immunoglobulins or Licensed Immunoglobulin Information for activities or in a manner otherwise permitted under the provisions of this Agreement. The covenant not to sue provided by this Section 2.2:

     (a) shall not extend to infringement of the XOMA Patent Rights arising out of making or the means or methods used to make any amount of a Licensed Immunoglobulin or Product other than Research Quantities;

     (b) shall become void and without effect with respect to any entity or person who claims its benefit and fails to materially discharge or comply with any term of its written agreement with CAT provided for in
          Section 2.4, but only with repect to such entity or person;


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     (c)  is personal to CAT or, as applicable, a CAT Collaborator, and, except as provided for by Section 8.2, cannot be assigned or transferred; and

     (d) subject to and without prejudice to the release set forth in Section 2.8, does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights by CAT or any Third Party, including, without limitation, any CAT Collaborator acting outside of the scope of the written agreement with CAT provided for in
          Section 2.4.

     2.3 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to CAT or a CAT Collaborator other than as expressly provided for in this Agreement. For the avoidance of doubt, the grants of rights made pursuant to Sections 2.1 and 2.2 do not include, and expressly exclude, the following:

     (a) any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than a CAT Collaborator;

     (b) any right or license to make or have made any amount (other than Research Quantities) of a Licensed Immunoglobulin or Product by practicing the XOMA Patent Rights; provided, however, that CAT or, as applicable, a CAT Collaborator shall be permitted to make or have made any Licensed Immunoglobulin by any means of its selection other than those which otherwise infringe a Valid Claim of the XOMA Patent Rights; and/or

     (c) any right to release any Third Party, including a CAT Collaborator, from any claim of infringement under the XOMA Patent Rights.

     2.4 Transfer Restrictions. (a) Except for any person or entity constituting a CAT Collaborator as of the Effective Date, CAT shall not (i) undertake any Antibody Phage Display activities on behalf of a Third Party or (ii) Dispose of Licensed Antibody Phage Display Materials, a Licensed Immunoglobulin, Licensed Immunoglobulin Information or the product of the practice of any method within the scope of the Valid Claims of the XOMA Patents ("Transferred Materials") to any Third Party until (in the case of either clause (i) or clause (ii)) such time as CAT has provided to such Third Party the redacted copy of this Agreement referred to in Section 4.2 and the form of notice set out at Schedule 2.4. For the avoidance of doubt, any person or entity constituting a CAT Collaborator on the Effective Date may continue to claim the status of CAT Collaborator with respect to articles of manufacture or compositions of matter Disposed of by CAT after the Effective Date only to the extent CAT and such person or entity comply with the requirements of this Section 2.4 with respect thereto.


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     (b) If CAT enters into a written arrangement after the Effective Date with any Third Party or any entity identified in column (a) of Schedule 1.4 arising out of or relating to activities as to which it or such Third Party does or intends to claim the benefits of any of the licenses or other grants provided for by this Agreement, such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations applicable to CAT Collaborators provided for by this Agreement as described in Schedule 4.2, including, without limitation, the restrictions on use of Transferred Materials for purposes other than Research and Development; (ii) providing that any amounts paid to CAT shall not constitute payments to XOMA; and (iii) permitting a CAT Collaborator to further Dispose of Licensed Antibody Phage Display Materials or any materials the use of which results in the practice of any method within the scope of any Valid Claim of the XOMA Patent Rights, but only to a Third Party who otherwise meets the definition of a CAT Collaborator as described in Schedule 4.2. Without limiting the foregoing, such CAT Collaborator may transfer to a Third Party a Licensed Immunoglobulin or Licensed Immunoglobulin Information derived from Licensed Antibody Phage Display Materials under this Agreement. XOMA shall be, and the agreements subject to this Section 2.4 shall provide that XOMA shall be, an intended third party beneficiary with respect to the foregoing provisions. If no Disposition of Transferred Materials is contemplated by such arrangement, then the provisions of this Section 2.4(b) shall not apply. If, however, there is a subsequent Disposition of Transferred Materials to such Third Party, then such Disposition must occur under a written agreement which contains the provisions required by this Section 2.4(b) or the Third party shall not have the benefit of any of the licenses or other rights granted in this Agreement.

     (c) The provisions of Sections 2.4(a) and (b) shall not apply to any persons or entities engaged solely in academic, non-commercial activity or who are merely evaluating CAT's technology and who subsequently do not enter into any written arrangement. Such persons or entities shall not have the benefit of any of the licenses or other rights granted in this Agreement unless and until the requirements of Sections 2.4(a) and (b) have been complied with.

     2.5 Reports, Records and Audits. (a) Thirty (30) days after the end of each calendar quarter, commencing with the first calendar quarter commencing after the Effective Date, CAT shall deliver to XOMA a written report which shall specify the name, address and contact person for each and every CAT Collaborator and any person or entity receiving Licensed Antibody Phage Display Materials or a Licensed Immunoglobulin (other than persons or entities engaged solely in academic, non-commercial activity or who are merely evaluating CAT's technology and who subsequently do not enter into any written arrangement).

     (b) Not later than thirty (30) days after the end of each calendar year, commencing with the first calendar year to commence after the Effective Date, as and to the extent publicly disclosed by CAT (whether in press releases, government filings or otherwise), CAT shall de-


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liver to XOMA written materials pertaining to the current status of activities or compositions of matter as to which CAT claims the right of license hereunder.

     (c) CAT shall maintain records fully and properly reflecting those activities covered by this Agreement (including, without limitation, work done with the Licensed Antibody Phage Display Materials) and/or to be reported to XOMA pursuant to this Section 2.5 (the "Records"), in reasonable detail and in good scientific manner for at least three (3) years. Upon the written request of XOMA and not more than once in each calendar year, CAT shall permit an independent consultant appointed by XOMA and reasonably acceptable to CAT and which executes a confidentiality agreement reasonably acceptable to CAT, at XOMA's expense, to have access during normal business hours to such of the records of CAT as may be reasonably necessary to verify fulfillment of the terms of this Agreement, as well as the accuracy of the reports hereunder. CAT shall verify in writing any statements by CAT personnel as to their accuracy and correctness. The consultant shall not be permitted to see or receive any specific information concerning targets or antibodies of either CAT or any of its collaborators and shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior express written consent of CAT unless disclosure is required by law, regulation or judicial order.

     2.6 Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Patent Rights and may use and commercialize such XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Patent Rights. CAT will reasonably cooperate with XOMA, at XOMA's expense, with respect to any actions XOMA may choose to take related to the enforcement, maintenance or protection of the XOMA Patent Rights; provided that nothing in the last sentence of this
Section 2.6 shall require CAT to breach any contractual obligations to any Third Party.

     2.7 Oppositions and/or Appeals to Oppositions. So long as XOMA is in material compliance with its obligations under this Agreement, and subject to any specific contractual obligations of CAT existing on the Effective Date in circumstances constituting, in the reasonable, written opinion of counsel to CAT, a breach thereof, CAT agrees not to enter into any opposition to and/or appeal from any decision by the patent authorities of any country regarding the XOMA Patent Rights and shall not knowingly assist or otherwise cooperate with another party in any such opposition or appeal.

     2.8 Release. For consideration set forth herein (including payment in full of the amounts set forth in Section 3.1), the sufficiency of which (once so paid) is hereby acknowledged, XOMA permanently and forever and without further payment or condition releases CAT and its current, former and future parents, subsidiaries, related entities, and their fiduci-


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                                      -12-


aries, predecessors, successors, officers, directors, shareholders, agents, employees and permitted assigns and those Third Parties identified upon Schedule
1.4 from any and all claims, causes of action, liabilities, demands, rights of action and/or damages (actual, direct, consequential or otherwise) of any nature and of every kind, known or unknown, suspected or unsuspected, disclosed and undisclosed, as of the Effective Date arising out of and/or based upon or relating in any way to any infringement or alleged infringement of the XOMA Patent Rights (the "Release"); provided, however, that the Release provided for in this Section 2.8 shall extend only to claims, causes of action, liabilities, demands, rights of action and/or damages existing as of the Effective Date and which arose solely out of those activities specified in Schedule 1.4. XOMA acknowledges that it may discover facts different from or in addition to those which it now knows or believes to be true and that the Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. XOMA expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its agreement to release the other party. In particular, but without limitation, XOMA expressly waives the provisions of California Civil Code section 1542, which statute reads:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Nothing in this Section 2.8 shall be deemed to be a release of any claim, demand or right of action XOMA may now or in the future have against [*] as of the Effective Date or any of their collaborators. The Release shall become irrevocable only upon receipt by XOMA of payment in full by CAT of the amounts set forth in Section 3.1 and shall be revoked in its entirety and null and void ab initio, immediately and without further action of the parties, in the event any such payment by CAT is not received in full by XOMA on or prior to the date on which such amount is due, regardless of any payment received thereafter.

     2.9 CAT Covenant Not To Sue. CAT covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or knowingly assist in any way in the initiation or prosecution of any action asserting any claims, including claims of infringement, under any patents or patent applications under CAT's control or with respect to which it has the right to sue against XOMA or any Third Party working with XOMA solely to the extent such claims arise out of XOMA's activities constituting practice or infringement of any Valid Claim of the XOMA Patent Rights; provided, however, that the covenant contained in this
Section 2.9 shall not extend to any claim of a patent or patent application that specifically claims a particular Immunoglobulin or a particular Target.

                                    ARTICLE 3

                                    PAYMENTS

     3.1 Fees. In consideration for XOMA's execution of this Agreement, including without limitation the license and other rights granted in Sections
2.1 and 2.2 and the release provided by Section 2.8, CAT shall enter into the Library License and pay XOMA a non-refundable fee of Four Million Three Hundred Fifty Thousand United States Dollars (US$4,350,000), payable in installments as follows:

     (a) the first such installment, in the amount of Two Million United States Dollars (US$2,000,000), shall be due on or before December 30, 2002 and payable in cash; and

     (b) the second such installment, in the amount of Two Million Three Hundred Fifty Thousand United States Dollars (US$2,350,000), shall be due on or before February 15, 2003 and payable in cash.

     3.2 Royalties. (a) During the term of this Agreement, CAT shall pay to XOMA
(i) a royalty in cash equal to [*] percent ([*]%) of Net Sales of Products other than Diagnostic Products in each calendar quarter and (ii) a royalty in cash equal to[*] percent ([*]%) of Net Sales of Diagnostic Products in each calendar quarter, in each case commencing with the first calendar quarter ending after the Effective Date. Notwithstanding the foregoing, CAT shall have the option of reducing the royalty rate with respect to any particular Product (but only such Product) to [*]% by making a one-time cash payment in the amount of (A) [*] Dollars (US$[*]) to XOMA, provided such payment is made within thirty (30) days of the granting of Marketing Authorization for such Product in the first Major Market in which such a Marketing Authorization is granted, or (B) [*] Dollars (US$[*]) to XOMA, provided such payment is made within thirty (30) days of administration of such Product to the first human subject in the first Phase III Clinical Trial of such Product. Timely payment of the applicable amount set forth in the immediately preceding sentence (i) shall mean the license hereunder shall be fully paid up with respect to the Product as to which such payment was made and (ii) shall serve to reduce the royalty obligation as provided above with respect to all variations in dosage or formulation, any additional indications and any changes in manufacturing with respect to such Product. Any royalty otherwise due hereunder on Net Sales of the CAT-152 (lerdelimumab) human anti-TGF(beta)2 monoclonal antibody, as more fully described in the Investigational New Drug Application submitted to the U.S. Food & Drug Administration in November 2002, is hereby reduced to [*]%.

     (b) Royalties due under this Article 3 shall be payable on a country-by-country and Product-by-Product basis from the first commercial sale of such Product until the expiration of the last-to-expire XOMA Patent Right in such country during the time and with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Product in such country. CAT shall be obligated to make only one royalty payment for each such Product regardless of how many Valid Claims within the XOMA Patent Rights may cover said Product.

     (c) In order to assist in the understanding of the provisions of Section
1.22 and Section 3.2, the following non-limiting examples are provided. Each example assumes that the transactions described therein are bona fide, arms' length transactions pursuant to legal, valid and binding agreements.

     Example 1A: Facts: CAT uses Antibody Phage Display to identify a Licensed Immunoglobulin which it subsequently sells directly or through an agent.
     Result: CAT owes a royalty to XOMA.

     Example 1B: Facts: CAT uses Antibody Phage Display to identify a Licensed Immunoglobulin which it subsequently licenses to a Third Party for such Third Party to sell directly or through an agent or sublicensee. Result:
     CAT owes a royalty to XOMA.

     Example 2: Facts: A CAT Collaborator uses Licensed Antibody Phage Display Materials to identify a Licensed Immunoglobulin which, by or on its own behalf, it subsequently sells directly or through an agent or licensee.
     Result: CAT and the CAT Collaborator do not owe a royalty to XOMA. This is true regardless of whether CAT is paid a royalty or other consideration contingent on the sales.

     Example 3: Facts: A CAT Collaborator provides CAT with a pre-existing Immunoglobulin or Target, and CAT uses Licensed Antibody Phage Display Materials to find an optimized Licensed Immunoglobulin and retains no ownership interest in the Licensed Immunoglobulin. Result: CAT and the CAT Collaborator owe no royalty to XOMA. This is true regardless of whether CAT is paid a royalty or other consideration contingent on amount of sales.

     Example 4A: Facts: A CAT Collaborator or CAT uses Licensed Antibody Phage Display Materials to identify a Licensed Immunoglobulin which, in a fifty/fifty joint venture that includes CAT, is sold directly or through an agent or licensee. Result: CAT owes a royalty to XOMA.

     Example 4B: Facts: A CAT Collaborator provides Targets to CAT who uses Licensed Antibody Phage Display Materials to identify a Licensed Immunoglobulin. The CAT Collaborator and CAT agree to jointly develop the Licensed Immunoglobulin. CAT retains ownership of the Licensed Immunoglobulin, which is subsequently sold directly or through an agent or licensee. Result: CAT owes a royalty to XOMA.

     3.3 Payments; Currency. All cash payments due hereunder shall be paid by wire transfer in United States Dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to Section 3.2 hereof shall be due and payable to XOMA when the corresponding Net Sales are received by CAT (or any joint venture or similar entity in which CAT is a participant) and shall be paid within sixty (60) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of United States Dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

     3.4 Payment Reports. After the first commercial sale of a Product on which royalties are required to be paid hereunder, CAT shall make quarterly written reports to XOMA within sixty (60) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of CAT. Concurrently with the making of such reports, CAT shall pay XOMA the amounts specified in Section 3.2 hereof.

     3.5 Payment Records and Inspection. CAT shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of CAT for at least seven (7) years following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than once in each calendar year, CAT shall permit an independent consultant appointed by XOMA and reasonably acceptable to CAT to have access during normal business hours to such of the records of CAT as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The consultant shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior express written consent of CAT unless disclosure is required by law, regulation or judicial order. The consultant may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 3.5 shall be at the expense of XOMA, unless an underpayment exceeding five percent (5%) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid by CAT. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid immediately by CAT, with interest from the date(s) such amount(s) were due at a rate equal to the lesser of the prime rate reported by the Bank of America plus three percent (3%) or the highest interest rate permitted under applicable law.

     3.6 No Admissions. The parties acknowledge and affirm that the amounts set forth in this Article 3 do not constitute an admission by either party either as to the alleged damages suffered by XOMA with respect to any alleged past infringement of the XOMA Patent Rights or respecting the calculation of a reasonable royalty by any court or trier of fact. The parties further acknowledge and affirm that CAT has determined to enter into this license solely for business reasons and the avoidance of unnecessary litigation, that CAT does not acknowledge or admit that the XOMA Patent Rights are valid or infringed, and that this license agreement may not be used under any circumstances, whether in litigation or otherwise, as evidence of the validity or infringement of any of the XOMA Patent Rights or any claims thereof.

                                    ARTICLE 4

                                 CONFIDENTIALITY

     4.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential
Information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

     (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

     4.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations or conducting clinical trials; provided, however, that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Attached hereto as Schedule 4.2 is a redacted copy of this Agreement which CAT shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming a CAT Collaborator.

     4.3 Confidential Terms. Except as expressly provided herein, CAT agrees not to disclose any terms of this Agreement to any Third Party without the consent of XOMA, and XOMA agrees not to disclose any terms of this Agreement to any Third Party without the express written consent of CAT; provided that disclosures may be made as required by securities or other applicable laws, or confidentially to a party's accountants, attorneys and other professional advisors.

     4.4 Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 4.4 upon full execution of this Agreement and that the consummation of this Agreement, as well as such terms as are expressly described in such press release, shall be deemed to be in the public domain.


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties. (a) XOMA represents and warrants to CAT that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights; (ii) XOMA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; (iv) the performance of obligations under this Agreement by XOMA will not result in a breach of any agreements, contracts or other arrangements to which it is a party; and (v) based on the representation by CAT set forth in
Section 5.1(b)(iv), to XOMA's knowledge the patents set forth in the last sentence of Section 1.30 need not be licensed to CAT.

     (b) CAT represents and warrants to XOMA that: (i) CAT has the legal right, authority and power to enter into this Agreement; (ii) this Agreement shall constitute a valid and binding obligation of CAT enforceable in accordance with its terms; (iii) the performance of obligations under this Agreement by CAT will not result in a breach of any agreements, contracts or other arrangements to which it is a party; and (iv) CAT does not use and has not used the pelB signal sequence.

     5.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

          (a) A warranty or representation by XOMA as to the validity or scope of any claim or patent within the XOMA Patent Rights;

          (b) An admission, acceptance, acknowledgment, statement, declaration, or representation by either party as to the infringement, validity or scope of any claim or patent within the patents licensed hereunder or as to which rights are granted hereunder;

          (c) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or similar intellectual property right of any Third Party; or

          (d) An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights.

     5.3 No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 5.1 ABOVE, XOMA MAKES NO WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND XOMA SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF SUCH PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

     5.4 Certain Agreements. CAT represents and warrants that it has in its possession, and agrees that throughout the term of this Agreement and for five
(5) years thereafter it will maintain in an accessible location, true, complete and legible copies of each of the agreements set forth on Schedule 1.4 as in effect on the Effective Date, including all schedules, exhibits and other similar documents necessary for the correct interpretation of the provisions thereof.

                                    ARTICLE 6

                                 INDEMNIFICATION

     6.1 Indemnification. CAT agrees to indemnify, defend and hold XOMA and its directors, officers, employees and agents (the "Indemnified Parties" and each, an "Indemnified Party") harmless from and against any and all liabilities, losses and expenses (including, without limitation, reasonable attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any party other than CAT (each, a "Liability") arising out of (i) the possession, manufacture, use, sale or other disposition of Product, Licensed Antibody Phage Display Materials, Licensed Immunoglobulin or the provisions of any service or goods relating thereto by CAT or any customer, vendor or other representative of CAT, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to CAT pursuant to this Agreement, except to the ex-tent, in each case, that such Liability is caused by the negligence or willful misconduct of XOMA.

     6.2 Procedure. To receive the benefit of indemnification under Section 6.1, an Indemnified Party must (a) promptly notify CAT in writing of a claim or suit; provided that failure to give such notice shall not relieve CAT of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of CAT; (b) provide reasonable cooperation (at CAT's expense); and (c) tender to CAT (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party's consent, which consent shall not be unreasonably withheld; and provided, further, that nothing herein shall be deemed to give CAT any right to control any proceeding involving the XOMA Patent Rights or any claim XOMA may bring against any Third Party. CAT shall not have any obligation to indemnify the other party in connection with any settlement made without CAT's written consent. The Indemnified Party has the right to participate at its own expense, such expense not to be deemed a Liability, in the claim or suit and in selecting counsel therefor. The Indemnified Party shall cooperate with CAT (and its insurer), as reasonably requested.


                                    ARTICLE 7

                              TERM AND TERMINATION

     7.1 Term. Subject to Sections 7.4 and 7.5 hereof, the term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the XOMA Patent Rights unless earlier terminated pursuant to Sections 7.2, 7.3 or 7.6.

     7.2 Termination Event. This Agreement may be terminated by either CAT or XOMA upon any material breach or default by XOMA or CAT, as the case may be, in the performance of any obligation or condition of this Agreement or if any representation or warranty made by XOMA or CAT, as the case may be, in this Agreement is untrue or materially misleading, in any case effective fifteen (15) days after giving notice to the breaching party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, (a) if such breach is cured or shown to be non-existent within the aforesaid fifteen (15) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal; (b) no such termination shall be effective so long as the parties are engaged in arbitration under
Section 8.13 in connection with such breach or default; and (c) with respect to any person or entity constitut-ing a CAT Collaborator as of the date of such a termination by XOMA, any such termination shall be effective against such CAT Collaborator unless, within forty-five (45) days after written notice from XOMA of such termination, such CAT Collaborator executes a written agreement with XOMA directly obligating such CAT Collaborator to comply with all of the provisions of this Agreement applicable to CAT Collaborators and to fulfill the obligations of CAT (including without limitation any royalty obligations) with respect to any and all Licensed Antibody Phage Display Materials and Licensed Immunoglobulins Disposed of by CAT to such CAT Collaborator as of the date of such termination. Upon any termination by XOMA under this Section 7.2, CAT shall promptly (and in any event not later than forty-five (45) days thereafter) deliver to XOMA a written report specifying as of the date of such termination the information required by
Section 2.5(a).

     7.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against CAT are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for CAT, or an Insolvency Event occurs in relation to CAT, or substantially all of the assets of CAT are seized or attached and not released within sixty (60) days thereafter, XOMA may immediately terminate this Agreement effective upon notice of such termination.

     7.4 Effect of Termination. (a) Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

     (b) Upon any termination of this Agreement, CAT and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder).

     (c) Except as expressly provided in Section 7.2, all licenses granted under
Article 2 hereof shall terminate and be of no further effect upon the termination of this Agreement. No termination of this Agreement shall in and of itself effect the validity of any provision hereof during any period prior thereto or the applicability of any provision hereof to any activities conducted prior thereto.

     7.5 Survival. Sections 2.5, 2.6, 2.8, 2.9, 3.2 (only as to any Products identified prior to the date of termination, as to which the license provided in
Section 2.1 shall also survive), 3.3, 3.4, 3.5, 3.6, 7.2, 7.4, 7.5 and 7.6, and
Articles 4, 5, 6 and 8 of this Agreement, shall survive any termination hereof; provided, however, that Section 2.9 shall not survive any termination of this Agreement by CAT pursuant to Section 7.2.
Section 2.1 shall survive termination but only as provided in the parenthetical clause of the immediately preceding sentence and as to any Product for which the license hereunder is fully paid up prior to the date of termination in accordance with the third sentence of Section 3.2(a).

     7.6 Contested Validity. Except to the extent CAT is compelled to do so by legal process and subject to any specific contractual obligations of CAT existing on the Effective Date in circumstances constituting, in the reasonable, written opinion of counsel to CAT, a breach thereof, if CAT, a CAT Collaborator or any person or entity controlled by any of the foregoing contests, directs another to contest or knowingly assists another in contesting the validity or enforceability of any of the XOMA Patent Rights licensed hereunder, XOMA shall have the right to terminate all of the rights and licenses hereby granted to CAT and any CAT Collaborator under the XOMA Patent Rights; provided, however, that in the event a CAT Collaborator or any person or entity controlled by a CAT Collaborator contests the validity or enforceability of any of the XOMA Patent Rights licensed hereunder other than at the direction, and without the knowing assistance, of CAT, then the foregoing termination right of XOMA shall apply only to the rights hereby granted to such CAT Collaborator; and provided, further, that, in the event of any such termination resulting from activities of CAT, with respect to any person or entity constituting a CAT Collaborator as of the date of such termination, any such termination shall be effective against such CAT Collaborator unless, within forty five (45) days after written notice from XOMA of such termination, such CAT Collaborator executes a written agreement with XOMA directly obligating such CAT Collaborator to comply with all of the provisions of this Agreement applicable to CAT Collaborators and to fulfill the obligations of CAT (including without limitation any royalty obligations) with respect to any and all Licensed Antibody Phage Display Materials and Licensed Immunoglobulins Disposed of by CAT to such CAT Collaborator as of the date of such termination. Upon any termination under this
Section 7.6 resulting from activities of CAT, CAT shall promptly (and in any event not later than forty five (45) days thereafter) deliver to XOMA a written report specifying as of the date of such termination the information required by
Section 2.5(a).


                                    ARTICLE 8

                            MISCELLANEOUS PROVISIONS

     8.1 Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

     8.2 Assignment. (a) Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder, other than to one or more of its Affiliates and other than to a successor of XOMA Ltd. under a Change in Control of XOMA Ltd. or to a successor of Cambridge Antibody Technology Group plc under a Change in Control of Cambridge Antibody Technology Group plc to which Section 8.3 does not apply, without the prior written consent of the other party. Any such attempted transfer or assignment in violation of this Section
8.2 shall be void; provided, that in the event of a permitted Change in Control, the original party's (or its successor's) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     (b) Notwithstanding the first sentence of Section 8.2(a), in the event CAT disposes of at least a majority interest of a subsidiary, Affiliate or other business unit the primary business of which is the making and/or selling of Microarrays (a "Microarray Spin-out"), the entity resulting from such Microarray Spin-out shall not have the benefit of this Agreement unless, within thirty (30) days after consummation of that Microarray Spin-out, such entity executes and delivers to XOMA for execution a written agreement incorporating all of the terms of this Agreement (including without limitation the license grant in Section 2.1, the covenant not to sue in Section 2.2 and the royalty obligations of Sections 3.2 through 3.5, in the latter case modified to apply to such entity's revenues from (i) its use of Licensed Antibody Phage Display Materials,
(ii) services provided by it arising out of the license grants in such agreement and/or (iii) the sale by it of Products), other than Section 3.1 and this
Section 8.2(b).

     8.3 Certain Changes in Control. (a) Notwithstanding any other provision of this Agreement to the contrary, except as set forth in Section 8.3(b), this Agreement shall automatically terminate, without further action by the parties, in the event of (i) a transaction or series of related transactions in which [*] is a party and which results in a Change of Control of CAT, or (ii) a transaction or series of related transactions in which CAT is a party and which results in a Change in Control of a person or entity described in clause (i) above; provided, that this Section 8.3(a) shall not apply if CAT shall make to XOMA a cash payment of [*] Dollars (US$[*]) within five (5) business days following consummation of such transaction or series of related transactions.

     (b) In the event that (i) a transaction or series of related transactions described in Section 8.3(a) is consummated in accordance with the proviso thereto and (ii) the party to such transaction or series of transactions other than CAT (the "Acquisition Party") has in place at the time of such transaction or series of transactions a license agreement with XOMA under the XOMA Patent Rights covering substantially the same activities as are covered by this Agreement (a "Separate License"), then (A) for so long as the phage display businesses of CAT, on the one hand, and the Acquisition Party, on the other hand, are operated as separate business units (as reflected in contemporaneous Records and similarly reliable documents of the Acquisition Party), then the Separate License shall apply to the business of the Acquisition Party and this Agreement shall apply to the business of CAT; and
(B) if the phage display businesses of CAT, on the one hand, and the Acquisition Party, on the other hand, are no longer operated as separate business units, then this Agreement shall apply to the combined phage display business of CAT and the Acquisition Party, except that the Separate License shall continue to apply to any composition of matter or article of manufacture identified as a potential product by the separate business unit operating the phage display business of the Acquisition Party while such business was separately operated (as reflected in contemporaneous Records and similarly reliable documents of the Acquisition Party). Nothing herein shall affect any license or grant of rights by any Acquisition Party to XOMA or, except as expressly provided above with respect to obligations directly related to the activities covered by this Agreement, any obligations of any Acquisition Party to XOMA.

     8.4 Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

     8.5 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

     8.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

         CAT:                       Cambridge Antibody Technology Limited
                                    Milstein Building
                                    Granta Park
                                    Cambridge, CB1 6GH
                                    England
                                    Attn:  Company Secretary

         XOMA:                      XOMA Ireland Limited
                                    Shannon Airport House
                                    Shannon, County Clare
                                    Ireland
                                    Attn:  Company Secretary
         with a copy (which shall not constitute notice) to:

                                    XOMA (US) LLC
                                    2910 Seventh Street
                                    Berkeley, CA  94710
                                    U.S.A.
                                    Attn:  Company Secretary

     8.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or CAT as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

     8.8 Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. CAT shall be responsible, at its expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.

     8.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), licenses of rights to "intellectual property" as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party's written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party's request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 8.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

     8.10 Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 4, without the prior written consent of such other party.

     8.11 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

     8.12 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

     8.13 Arbitration. (a) Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to alleged infringement, validity and/or enforceability of the XOMA Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization ("AAA") in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

     (b) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 8.13 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of New York.

     (c) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 8.14(a).

     (d) Except as provided under the United States Arbitration Act, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 8.13 shall be instituted.

     (e) All expenses of any arbitration pursuant to this Section 8.13, including fees and expenses of the parties' attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

     8.14 Venue; Jurisdiction. (a) Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California. Each party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of California and to the jurisdiction of any United States District Court in the State of California, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such California state or federal court.

     (b) Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world. Each party consents to service of process by registered mail at the address to which notices are to be given and further consent that any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon it in connection with proceedings in the State of California, if delivered to CT Corporation System, whose current address is 1350 Treat Boulevard, Suite 100, Walnut Creek, CA 94596, which each party irrevocably designates and appoints as its authorized agent for the service of process in the courts in the State of California. Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law. Without affecting the validity of process served otherwise pursuant to this Section 8.14(b), XOMA shall simultaneously provide CAT with written notice thereof. Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

     (c) Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement or the XOMA Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

     8.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, XOMA and CAT have executed this Agreement in duplicate originals by duly authorized officers.

CAMBRIDGE ANTIBODY                 XOMA IRELAND LIMITED
   TECHNOLOGY LIMITED


By:                                By:
    --------------------------          -------------------------------------
      Name:                              Alan Kane, Director
      Title:                             duly authorized for and on behalf of
                                         XOMA Ireland
Limited in the presence of:

                                  Schedule 1.4

                                       [*]

                                  Schedule 1.15

                       Certain Library License Provisions


1.1.10 "CAT Background IP Third Party Improvements" - shall mean any Materials and Know How which constitute improvements of, enhancements to or modifications of the CAT Background IP and:

     1.1.10.1 which are conceived, originated or reduced to practice by Third Party licensees of CAT (other than a XOMA Collaborator or XOMA licensee) of the CAT Background IP; and

     1.1.10.2 which come into the Control of CAT during the term of [the Library License] pursuant to agreements between CAT and such Third Parties; and

     1.1.10.3 for which no consideration was payable by CAT to such Third Parties pursuant to such agreements; and

     1.1.10.4 which CAT has the right to license to XOMA hereunder.

1.1.13 "CAT Background Patent Rights" - shall mean the Patent Rights more particularly set out in Schedule 1 relating to the CAT Library and its use together with any Patent Rights which become Controlled by CAT after the Effective Date which relate to the CAT Library or its use. For the avoidance of doubt, CAT Background Patent Rights do not and shall not include (i) the CAT Diabodies Patent Rights, (ii) any Patent Rights acquired by or licensed to CAT after the Effective Date for which the consideration paid by CAT exceeds one hundred thousand US dollars (US$100,000), or equivalent in the case of non-cash consideration and (iii) the practice of the CAT Background Patent Rights within the fields licensed to Third Parties pursuant to the agreements set out in
Schedule 7 (the "Additional Excluded Fields") for as long as such Additional Excluded Fields are exclusively licensed to such Third Parties pursuant to those agreements.

7.9 Nothing in this Agreement shall confer any right upon XOMA and XOMA shall not exercise or use the CAT IP in the commercial sale or sublicense of single variable domains (heavy or light) of Antibodies.



To aid in understanding the foregoing, the following additional definitions from the Library License are provided:

1.1.8 "CAT Background IP" - shall mean the CAT Background Materials, CAT Background Know How, CAT Background Patent Rights and the CAT Library.

1.1.11 "CAT Background Know How" - shall mean (a) all of the Know How Controlled by CAT at the Effective Date which relates to the CAT Library and its use and
(b) any Know How which relates to any improved version of the CAT Library made available to XOMA by CAT during the term of the Library Licence [as defined in the Library License] as set forth in Clause 4.2 [of the Library License].

1.1.12 "CAT Background Materials" - shall mean (a) the Materials (including without limitation cloning and expression vectors, polynucleotides and phagemid vectors) comprising or relating to the CAT Library at the Effective Date and (b) the Materials (including without limitation cloning and expression vectors, polynucleotides and phagemid vectors) comprising or relating to any improved version of the CAT Library made available to XOMA by CAT during the term of the Library Licence [as defined in the Library License] as set forth in Clause 4.2 [of the Library License].

1.1.18 "CAT IP" - shall mean CAT Background IP, CAT Foreground IP and CAT Foreground Patent Rights.

1.1.28 "Control", "Controls" or "Controlled by" - shall mean either (a) being an Affiliate of either XOMA or CAT, (b) with respect to any item of CAT IP or XOMA IP, the possession of (whether by ownership or licence, other than pursuant to [the Library License]) or the ability of such [p]arty to grant access to or a licence or sublicence thereof without violating the terms of any agreement or other arrangement with any Third Party existing at the time such [p]arty would be required hereunder to grant the other [p]arty such access or licence or sublicence or (c) with respect to any Materials, the CAT Library or an Antibody, physical possession.

1.1.35 "Effective Date" - shall mean the date of execution of [the Library License] by [CAT and XOMA].

1.1.55 "Patent Rights" - shall mean patent applications and patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

                                  Schedule 1.30

                                  Patent Rights


Title: Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors: Robinson, Liu, Horwitz, Wall, Better

1) Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

     COUNTRY              SERIAL NO.                         PATENT NO.
     -------              ----------                         ----------
     *United States       06/793,980
     Australia            65981/86                           Issued  606,320
     Canada               521,909                            Abandoned
     Denmark              3385/87                            Pending
     Taiwan               75105650                           Issued  51922
     *United States       U.S. National Phase of
                          PCT/US86/02269

2) Based on PCT/US88/02514, which corresponds to U.S. Serial No. 07/077,528, which is a continuation-in-part of PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Serial No. 06/793,980 (abandoned).

     COUNTRY                   SERIAL NO.               PATENT NO.
     -------                   ----------               ----------
     Australia                 23244/88                 Issued 632,462
     Austria                   EP 88907510.7            Granted EP/0371998
     Belgium                   EP 88907510.7            Granted EP/0371998
     Canada                    572,398                  Granted 1,341,235
     Denmark                   192/90                   Pending
     Europe                    EP 88907510.7            Granted EP/0371998
     Europe                    EP 95119798.7            Granted EP/0731167
     France                    EP 88907510.7            Granted EP/0371998
     Germany                   EP 88907510.7            Granted EP/0371998
     Italy                     EP 88907510.7            Granted EP/0371998
     Japan                     506481/88                Granted 2991720
     Luxembourg                EP 88907510.7            Granted EP/0371998
     Netherlands               EP 88907510.7            Granted EP/0371998
     Sweden                    EP 88907510.7            Granted EP/0371998
     Switzerland/
     Liechtenstein             EP 88907510.7            Granted EP/0371998

     COUNTRY              SERIAL NO.                         PATENT NO.
     -------              ----------                         ----------
     United Kingdom            EP 88907510.7            Granted EP/0371998
     Europe                    EP 93100041.8            Granted EP/0550400
     Austria                   EP 93100041.8            Granted EP/0550400
     Belgium                   EP 93100041.8            Granted EP/0550400
     France                    EP 93100041.8            Granted EP/0550400
     Germany                   EP 93100041.8            Granted EP/0550400
     Italy                     EP 93100041.8            Granted EP/0550400
     Luxembourg                EP 93100041.8            Granted EP/0550400
     Netherlands               EP 93100041.8            Granted EP/0550400
     Sweden                    EP 93100041.8            Granted EP/0550400
     Switzerland/
     Liechtenstein             EP 93100041.8            Granted EP/0550400
     United Kingdom            EP 93100041.8            Granted EP/0550400
     *United States            07/077,528

3) Based on U.S. Serial No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

     COUNTRY                  SERIAL NO.                PATENT NO.
     -------                  ----------                ----------
     *United States           07/501,092
     *United States           07/987,555
     *United States           07/870,404
     *United States           08/020,671
     United States            08/235,225                5,618,920
     United States            08/299,085                5,595,898
     United States            08/472,691                6,204,023
     United States            08/467,140                5,698,435
     United States            08/450,731                5,693,493
     United States            08/466,203                5,698,417
___________________

*    Cases abandoned in favor of a continuing application.

                                  Schedule 2.4

                                 Form of Notice


XOMA owns a number of patents said to cover various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to CAT.

Under the license agreement with XOMA:

o CAT cannot provide phage display services or transfer phage display materials, products or information to you without first showing you a redacted copy of its license from XOMA and this notice.

o If you and CAT enter into a written agreement by which you become a "CAT Collaborator," then you will be permitted to use phage display services, phage display materials, products and information from CAT to research, develop and commercialize antibody products.

o Collaborators do not, however, have the right to produce commercial quantities of antibodies under the XOMA license. Rather, collaborators only have the right to make research and development quantities of antibodies under that license. Thus, the collaborator may wish to obtain a commercial production license from XOMA (which may be available), or produce commercial quantities of antibodies using another method.

o If you and CAT enter into a written agreement, that agreement must contain the following provisions:

     o Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other applicable obligations provided for by the license agreement with XOMA, including, without limitation, the restrictions on use of such transferred materials for purposes other than research and development.

     o A provision stating that any amounts paid to CAT shall not constitute payments to XOMA.

     o An agreement by you to further dispose of phage display materials or materials covered by the XOMA patents only to a third party who otherwise meets the definition of a "CAT Collaborator" set forth in the license agreement with XOMA.

                                  Schedule 4.4

                              Form of Press Release


Investor and Media Contacts:
---------------------------
Laura Zobkiw                                        Peter Davis
Corporate Communications & Investor Relations       Chief Financial Officer
(510) 204-7200                                      (510) 204-7200

Cambridge Antibody Technology Contacts:
--------------------------------------
Tel: +44 (0) 1223 471 471
Peter Chambre, Chief Executive Officer
John Aston, Chief Financial Officer
Rowena Gardner, Director of Corporate Communications

Weber Shandwick Square Mile (Europe)         BMC Communications/The Trout Group
Tel: +44 (0) 20  7067 0700                   (USA)
Kevin Smith                                  Tel: 001 212 477 9007
Graham Herring                               Brad Miles, ext 17 (media)
                                             Brandon Lewis, ext.15 (investors)

                  Cambridge Antibody Technology (CAT) and XOMA
                      Cross-License Antibody Technologies
********************************************************************************

CAMBRIDGE, UK and BERKELEY, CALIFORNIA, USA --December XX, 2002 --Cambridge Antibody Technology (LSE: CAT; Nasdaq: CATG) and XOMA Ltd. (Nasdaq: XOMA) announce today that they have entered into a cross-licensing arrangement for antibody-related technologies.

Under the agreement CAT, and its collaborators, receive rights to use the XOMA antibody expression technology for developing products using CAT's phage-based antibody technology, in return for license payments to XOMA. XOMA will receive the right to use CAT's phage antibody libraries for its target discovery and research programs, with an option to develop antibodies into therapeutics. Should any therapeutic antibodies derived from CAT's libraries be identified and developed by XOMA, license payments will be made by XOMA to CAT.

Peter Chambre, CAT's Chief Executive Officer, commented, "Clarifying the intellectual property issues in the antibody field remains an important priority for both CAT and XOMA. As CAT progresses with its transition to a product-based biopharmaceutical company, we are pleased to have reached this cross-licensing arrangement with XOMA".

"We are very pleased to enter into this phage-based antibody related licensing arrangement with CAT, a company with excellent capabilities in the important field of antibody drug discovery," said Jack Castello, Chairman, President and Chief Executive Officer of XOMA. "Our license to CAT, which is the fourth such license we've entered into with a significant antibody library company this year, further validates the fundamental position our antibody expression technology holds in the phage display arena."

Cambridge Antibody Technology (CAT):

o CAT is a UK-based biotechnology company and a leader in the discovery and development of human therapeutic antibodies: HumiraTM, the leading CAT-derived antibody, has been submitted for regulatory review by Abbott (responsible for development and marketing) following the completion of Phase III trials. Six other CAT-derived human therapeutic antibodies are at various stages of clinical trials.

o CAT has an advanced proprietary platform technology for rapidly isolating human monoclonal antibodies using phage display systems. CAT has extensive phage antibody libraries, currently incorporating more than 100 billion distinct antibodies. These libraries form the basis for the Company's strategy to discover and develop a portfolio of antibody-based drugs.

o CAT has alliances with a large number of pharmaceutical and biotechnology companies to discover, develop and commercialize human monoclonal antibody-based products. CAT has also licensed its proprietary human phage antibody libraries to several companies for target validation and drug discovery. CAT's collaborators include: Abbott, Amgen, Amrad, Chugai, Elan, Genzyme, Human Genome Sciences, Merck & Co, Pharmacia and Wyeth Research.

o    Based near Cambridge, England, CAT currently employs around 290 people.

o CAT is listed on the London Stock Exchange and on NASDAQ since June 2001. CAT raised (pound)41m in its IPO in March 1997 and (pound)93m in a secondary offering in March 2000.

About XOMA and its Antibody Expression Technology:

XOMA scientists were the first to demonstrate the secretion of antibody domains directly from bacterial cells as fully functional, properly folded molecules. XOMA has received nine U.S. patents to date relating to aspects of its bacterial cell expression system, including six patents that broadly cover the secretion of functional immunoglobulins from bacteria, including antibody fragments such as Fab and single-chain antibodies. Corresponding foreign patents have also been granted.

Bacterial antibody expression is an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies for commercial purposes. Bacterial antibody expression is also a key technology used in multiple systems for high-throughput screening of antibody domains. Further information on XOMA's bacterial cell expression technology can be found at l_expression.jsp.

XOMA develops and manufacturers innovative biopharmaceuticals for disease targets that include cancer, immunological and inflammatory disorders, and infectious diseases. XOMA's programs include collaborations: with Genentech, Inc. on the Raptiva(TM) antibody for psoriasis (Phase III), rheumatoid arthritis (Phase II) and other indications; with Onyx Pharmaceuticals, Inc. to develop and manufacture its ONYX-015 product for various cancers (Phase II and III); with Baxter Healthcare Corporation to develop NEUPREX(R) (rBPI-21) for Crohn's disease (Phase II) and other indications; and with Millennium Pharmaceuticals, Inc. on two biotherapeutic agents, CAB-2 and MLN-01, for certain vascular inflammation indications (preclinical). Earlier-stage development programs include compounds to treat cancer, retinopathies, autoimmune diseases and infections. For more information about XOMA's pipeline and activities, please visit XOMA's web site at .

As to CAT: Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains statements about Cambridge Antibody Technology Group plc ("CAT") that are forward looking statements. All statements other than statements of historical facts included in this press release may be forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on numerous assumptions regarding CAT's present and future business strategies and the environment in which CAT will operate in the future. Certain factors that could cause CAT's actual results, performance or achievements to differ materially from those in the forward looking statements include: market conditions, CAT's ability to enter into and maintain collaborative arrangements, success of product candidates in clinical trials, regulatory developments and competition.

As to XOMA:

Statements made in this news release to collaborative arrangements and development capabilities, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to changes in the status of existing collaborative relationships, the availability of future collaborative relationships, the ability of collaborators and other partners to meet their obligations, the timing of results of pending or future clinical trials, market demand for products, actions by the Food and Drug Administration or the US Patent and Trademark Office, and uncertainties regarding the status of biotechnology patents, are discussed in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in evaluating XOMA's prospects.